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                                                                     EXHIBIT 23B

                              ACCOUNTANTS' CONSENT

The Boards of Directors
Charter Medical Corporation and
  National Medical Enterprises, Inc.

    Our report, dated July 19, 1993 except as to Note 9, which is as of April 14, 1994, and Note 10, which is as of May 13, 1994, was qualified for the effects on the combined financial statements of such adjustments, if any, as might be necessary had the Company been able to determine the amount of the settlements and agreements described in Note 9 to the combined financial statements that are applicable to the Selected Psychiatric Hospitals.

    We consent to the use of our qualified reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                                  /s/ KPMG Peat Marwick

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Los Angeles, California
May 17, 1994